Exhibit 10.1

NEITHER THIS NOTE NOR THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE AND THE SECURITIES ISSUABLE UPON CONVERSION HEREOF HAVE BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

SECOND AMENDED AND RESTATED PROMISSORY NOTE

Principal Amount: up to $1,400,000	Dated February 5, 2016
New York, New York

DT Asia Investments Limited, a company incorporated in the British Virgin Islands (the “Maker”), promises to pay to the order of DeTiger Holdings Limited or its registered assigns or successors in interest (the “Payee”), or order, the principal sum of up to One Million Four Hundred Thousand Dollars ($1,400,000) (the “Principal Amount”) in lawful money of the United States of America, on the terms and conditions described below.  This promissory note (the “Note”) amends and restates that certain Promissory Note, dated September 13, 2015, and as amended and restated on December 1, 2015 (the “Original Note”). All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note.

1.           Principal. Subject always to Section 7A, the principal balance of this Note shall be payable on the earlier of: (i) June 30, 2016; or (ii) the date on which Maker consummates its initial business combination (the “Business Combination”) (as described in the prospectus contained in Maker’s registration statement on Form S-1 filed with the Securities and Exchange Commission in connection with Maker’s initial public offering (the “IPO”)). The principal balance may be prepaid at any time.

2.           Interest. No interest shall accrue on the unpaid principal balance of this Note.

3.           Drawdown Requests. The principal of this Note may be drawn down from time to time prior to the earlier of: (i) June 30, 2016; or (ii) the date on which Maker consummates its Business Combination, upon written request from Maker to Payee (each, a “Drawdown Request”). The Parties agree that the issuance of this Note and assumption of an initial principal balance of Nine Hundred Thousand Dollars ($900,000), constitutes full repayment of the Original Note, which had an unpaid principal balance of Nine Hundred Thousand Dollars ($900,000), as of the date of this Note. Each subsequent Drawdown Request must state the amount to be drawn down, and must not be an amount less than One Thousand Dollars ($1,000) unless agreed upon by Maker and Payee. Payee shall fund each Drawdown Request no later than five (5) business days after receipt of a Drawdown Request; provided, however, that the maximum amount of drawdowns collectively under this Note is One Million and Four Hundred Thousand Dollars ($1,400,000). Once an amount is drawn down under this Note, it shall not be available for future Drawdown Requests even if prepaid. No fees, payments or other amounts shall be due to Payee in connection with, or as a result of, any Drawdown Request by Maker. Notwithstanding the foregoing, all payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorneys’ fees, and then to the reduction of the unpaid principal balance of this Note.

4.           Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any sum due under this Note, including (without limitation) reasonable attorney’s fees, then to the payment in full of any late charges and finally to the reduction of the unpaid principal balance of this Note.

5.           Optional Conversion.

(a)        Upon consummation of the Business Combination and at the Payee’s option, at any time prior to payment in full of the principal balance of this Note, the Payee may elect to convert up to Five Hundred Thousand Dollars ($500,000) (the “Convertible Principal”) of the Note into that number of units (the “Units”) equal to: (i) the portion of the principal amount of the Note being converted pursuant to this Section 5, divided by (ii) $10.00, rounded up to the nearest whole number. Each Unit shall have the same terms and conditions as the private units issued simultaneously with the Maker’s IPO.

(b)        Upon any complete or partial conversion of the Convertible Principal of this Note: (i) such principal amount shall be so converted and such converted portion of this Note shall become fully paid and satisfied, (ii) the Payee shall surrender and deliver this Note, duly endorsed, to Maker or such other address which Maker shall designate against delivery of the Units, (iii) Maker shall promptly deliver a new duly executed Note to the Payee in the principal amount that remains outstanding, if any, after any such conversion and (iv) in exchange for all or any portion of the surrendered Note described in Section 5(a), Maker shall deliver to Payee the Units, which shall bear such legends as are required, in the opinion of counsel to Maker or by any other agreement between Maker and the Payee and applicable state and federal securities laws.

(c)        The Maker shall pay any and all issue and other taxes that may be payable with respect to any issue or delivery of the Units upon conversion of this Note pursuant hereto; provided, however, that the Payee shall pay any transfer taxes resulting from any transfer requested by the Payee in connection with any such conversion.

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6.           Events of Default. The following shall constitute an event of default (“Event of Default”):

(a)        Failure to Make Required Payments. Failure by Maker to pay the obligations due pursuant to this Note within five (5) business days of the date specified above.

(b)        Voluntary Bankruptcy, Etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)        Involuntary Bankruptcy, Etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days.

7.           Remedies. Subject always to Section 7A:

(a)        Upon the occurrence of an Event of Default specified in Section 6(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)        Upon the occurrence of an Event of Default specified in Sections 6(b) and 6(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

7A.         Limited Recourse. Notwithstanding any other term or provision of this Note (but without prejudice to Section 13), in the event that the unpaid principal balance of this Note or any other sum payable hereunder becomes due from Maker prior to the consummation of a Business Combination (including as a consequence of any Event of Default under Section 6), the obligation to pay such amount shall be limited to the extent of the assets of the Maker remaining or which would remain following the payment of all other liabilities of the Maker, whether actual, prospective or contingent, existing at the time such amount becomes due, and the Payee (and its registered assigns or successors in interest) shall have no other recourse or claim against the Maker or any of its assets for any amount in excess of the amount of such remaining assets and the obligation of the Maker to pay any part of the unpaid principal balance or other any other sum which would remain unpaid as a result of this Section 7A shall be deemed extinguished.

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8.           Waivers. Maker waives presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to the Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

9.           Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

10.         Notices. All notices, statements or other documents which are required or contemplated by this Agreement shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

11.         Construction. THIS NOTE SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE BRITISH VIRGIN ISLANDS, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

12.         Severability. Any provision contained in this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.         Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account (“Trust Account”) established by Maker in which the proceeds of the IPO and the proceeds of the sale of the units issued in the private placement that occurred prior to the IPO, as described in greater detail in the registration statement and prospectus filed in connection with the IPO, were deposited, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

14.         Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee.

15.         Assignment. This Note may not be assigned by the Payee.

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed and delivered as a deed on the day and year first above written.

Executed as a deed by
DT ASIA INVESTMENTS LIMITED

Acting by:	/s/ Stephen N. Cannon
Name:	Stephen N. Cannon
Title:	Director and Chief Executive Officer

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